EXCLUSIVE AGENCY AGREEMENT

This EXCLUSIVE AGENCY AGREEMENT is made and entered into this 31st day of October, 2016 by and among Immune Therapeutics, Inc., a Florida corporation (“IMUN”), its wholly owned subsidiary, TNI BioTech International, Ltd., a BVI company (collectively with IMUN, the “Company”), and GB Pharma Holdings, LLC, a Delaware limited liability company (“Agent”). The Company and Agent are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a biopharmaceutical company focused on developing and commercializing therapeutics to treat cancer, HIV/AIDS and autoimmune diseases by combating these fatal diseases through the activation and mobilization of the body’s immune system;

WHEREAS, Agent is dedicated to helping alleviate health security challenges through the implementation of initiatives that provide access to sustainable affordable health care in Africa;

WHEREAS, GB Pharma Holdings, Inc., a Colorado corporation and wholly owned subsidiary of Agent (“GBPH”), and Airmed Biopharma Limited, an Irish company and wholly owned subsidiary of IMUN (“Airmed”), entered into that certain Exclusive Agency Agreement (the “Original Agency Agreement”) dated June 12, 2014 pursuant to which Airmed appointed GBPH as its exclusive agent to market and promote certain products in a specified territory; and

WHEREAS, the Parties have jointly agreed to amend, revise and further define the terms and conditions set forth in the Original Agency Agreement by replacing the Original Agency Agreement with this Agreement, which appoints Agent to act as the Company’s exclusive agent in accordance with the terms and conditions set forth hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Agent agree as follows:

1.	Definitions. In this Agreement, the following terms shall have the meanings set forth below:

(a)        “Agreement” means this Exclusive Agency Agreement and the Exhibits attached hereto and incorporated herein by this reference.

(b)        “Confidential Information” shall be defined as any nonpublic information disclosed by the Company to Agent and shall be deemed to include the following information of the Company, without limitation: (i) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (ii) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (iii) information about costs, profits, markets and sales; (iv) plans for future development and new product concepts; (v) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments. Notwithstanding the foregoing, Confidential Information shall not include information that (i) has become public knowledge through legal means without fault by Agent, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the Company to Agent, (iii) is known to Agent without an obligation to keep it confidential prior to the Company’s disclosure of the same pursuant to this Agreement, or (iv) is independently developed by Agent without reference to or use of the Confidential Information.

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(c)        “Effective Date” means the date first written above.

(d)        “Fiscal Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

(e)        “Gross Revenues” means any and all funds received by the Company from the sale of the Products in the Territory.

(f)        “Products” means the Company’s products listed in Exhibit A.

(g)        “Term” means the period commencing on the Effective Date and terminating as set forth in Section 10 of this Agreement.

(h)        “Territory” means collectively the Territory Countries listed in Exhibit B and the Territory Organizations listed in Exhibit C.

(i)        “Territory Countries” means the countries listed in Exhibit B.

(j)        “Territory Organizations” means the organizations listed in Exhibit C.

(k)        “Trademarks” means all trademarks, service marks, logos, brand names, trade names, domain names and/or slogans used by the Company in connection with the Products from time to time (whether registered or unregistered).

2.	Grant of Right.

(a)        Appointment.     Subject to the terms and conditions of this Agreement, the Companyhereby appoints Agent as its exclusive Agent to (i) assist the Company in obtaining governmental approvals of the Products in the Territory Countries, (ii) facilitate the registration of the Products in the Territory Countries, (iii) identify and present to the Company distributors for the Company’s Products in the Territory Countries, and (iv) subject to Agent meeting the requirements set forth in Section 7(b) below, enter into distribution agreements with the Territory Organizations to distribute the Products in the Territory Countries. Agent hereby accepts such appointment and agrees not to use a third party to perform its obligations pursuant to this Agreement without the prior written consent of the Company. Except as permitted in Section 7 below, it is expressly agreed that Agent has no authority to enter into agreements or make any commitments on the Company’s behalf and shall not in any way represent itself as a representative that is able to bind the Company to any contract with a third party.

(b)        Duties and Representations of Agent.     Agent represents and warrants to the Company that: (i) Agent has full legal authority to enter into this Agreement and provide the services hereunder, and this Agreement constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms. Neither any of the terms of this Agreement nor the performance by Agent of work hereunder does or will violate the terms of any agreement between Agent and any third party; and (ii) Agent will perform all work hereunder in a professional manner and shall satisfy all requirements under this Agreement and at all times adhere strictly to all of the Company’s standards and policies as they shall be communicated to Agent from time to time, as well as all applicable laws, rules and regulations, including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., and all laws in the Territory requiring Agent to register as an agent of a foreign pharmaceutical manufacturer.

(c)        Restrictions on Company’s Activities.  Subject to Section 2(d) below, the Company shall not, and shall procure an undertaking from its agents or other intermediaries for territories other than the Territory that they will not engage in any activities relating to the Products in the Territory.

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(d)        Reservation of Rights by Company. The Company reserves the right to take the following actions at any time upon ninety (90) calendar days prior written notice to Agent without liability: (i) add Products to or delete Products from Exhibit A hereto; (ii) modify the design of or upgrade the Products or any part of the Products; and (iii) sell the Products exclusively, on a direct or indirect basis, to customers or specific accounts in the Territory.

3.	Product Pricing, Commissions and Expenses.

(a)        Product Pricing. The Agent shall provide quotes for each Product at the following prices:

(i)        Product 1 LodonalTM:     $ 0.65 per pill in Africa for Territory Countries (USD sixty five cents);

(ii)       Product 2 LodonalTM:      $ 0.52 per pill in Africa for Territory Organizations (USD fifty two cents);

(iii)      Product 3 MENK:      to be determined by the Company, in its sole discretion, and provided to Agent once determined;

(iv)      Product 4 LodonalTM (for the treatment of cancer): to be determined by the Company, in its sole discretion, and provided to Agent once determined.

Any proposal at other prices or terms and conditions must be approved in advance and in writing by the Company. The Company shall have the right, from time to time in its sole discretion, to amend prices.

(b)        Commissions. The Company shall pay to Agent, as compensation for Agent’s services during the Term, the following commissions:

(i)        Product 1 LodonalTM:   12.5% of Gross Revenues;

(ii)       Product 2 LodonalTM:   12.5% of Gross Revenues;

(iii)      Product 3 MENK:   to be determined by the Company, in its sole discretion, provided not less than 12.5% of Gross Revenues;

(iv)      Product 4 LodonalTM (for the treatment of cancer): to be determined by the Company in its sole discretion, provided not less than 12.5% of Gross Revenues.

In the event that Agent presents a distributor of the Products to the Company, and the Company enters into a distribution agreement with such distributor, Agent shall be paid an additional one percent commission of Gross Revenues for Products purchased from the Company by such distributor.

The Company shall make commission payments to Agent immediately after the Company receives payment of Gross Revenues by wire transfer utilizing the wire instructions set forth in Exhibit D. The Company shall furnish the Agent with an itemized statement setting forth the computation of commissions.

(c)        Commissions Due Upon Termination.    In the event of termination of this Agreement for any reason, the Company shall be obligated to pay commissions only with respect to Gross Revenues prior to termination of this Agreement.

(d)        Expenses. Any of Agent’s expenses must be approved in advance and in writing by the Company in order to be eligible for reimbursement.

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4.	Ownership of Intellectual Property.

(a)       Ownership. Agent acknowledges the Company’s exclusive ownership in the Trademarks, patents, formulations, certificates of free sale, clinical data and governmental approvals relating to the Products and acquires no right, title or interest in or to any of the foregoing. Any and all goodwill associated with the Company’s intellectual property will inure exclusively to the benefit of the Company. During the Term, Agent shall not attempt to register any of the Trademarks or any trademarks, service marks, logos, brand names, trade names, domain names and/or slogans confusingly similar to the Trademarks. Agent shall execute such documents and do all such acts and things as may be necessary in the Company’s reasonable opinion to establish Company’s ownership of any rights in and to the Company’s intellectual property, at the Company’s expense.

(b)        Grant of Rights. The Company hereby grants to Agent for the Term, and subject to the terms and conditions herein, a non-exclusive, non-transferable, revocable right to use the Trademarks in connection with the marketing and promotion of the Products in the Territory in accordance with the terms and conditions of this Agreement and any guidelines issued by the Company from time to time. During the Term, Agent shall have the right to indicate to the public that it is an authorized Agent of the Products.

(c)        No Rights in Intellectual Property. Agent acknowledges and confirms that this Agreement shall not confer on it any right, title or interest in the Trademarks, patents, formulations, clinical data, certificates of free sale and governmental approvals relating to the Products and that the sole and exclusive right to and benefit of any of the foregoing and the related goodwill thereto will remain only in the Company at all times. Agent will take all-reasonable steps in the Territory to protect the Company’s patents, Trademarks, formulations, clinical data, certificates of free sale and governmental approvals relating to the Products and shall not represent to any third party that it owns or has any rights in any of the Company’s intellectual property.

5.	Agent’s Obligations. In addition to such other duties and obligations as are set forth in this Agreement, the Agent shall:

(a)        Diligently assist the Company in obtaining governmental approvals of the Products in the Territory Countries;

(b)        Facilitate the registration of the Products in the Territory Countries;

(c)        Identify and present to the Company distributors for the Company’s Products in the Territory Countries;

(d)        Provided Agent meets the requirements set forth in Section 7(b) of this Agreement, enter into agreements with the Territory Organizations to distribute the Products in the Territory Countries;

(e)        Develop promotional materials for the Products appropriate for use in the Territory, including modification of the Company’s promotional materials, subject to the Company’s advance approval of such materials;

(f)        Participate in trade shows and exhibitions in the Territory Countries where such participation will promote the Products;

(g)        Assist the Company in providing support services to distributors of the Products inthe Territory Countries;

(h)        Fully and promptly answer all communications from the Company and its distributors in the Territory Countries;

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(i)        When a prospective distributor is identified by Agent, establish direct communication between the Company and such prospective distributor; and

(j)        Prepare and maintain, and submit to the Company on a timely basis, all documentation and reports reasonably required from time to time to be prepared, maintained or submitted, including but not limited to, the following: (i) a monthly activity report; (ii) a quarterly report concerning current and prospective distributors; and (iii) a quarterly plan describing expected activities in such quarter related to the Agent’s services under this Agreement. All documentation and reports shall comply with any guidelines issued by the Company from time to time.

6.	Company’s Obligations. In addition to such other duties and obligations as are set forth in this Agreement, the Company shall:

(a)        Assist Agent by providing an adequate supply of Product data sheets, price lists, catalogues and other promotional literature at no charge to Agent;

(b) Provide to Agent samples of the Products;

(c)        Provide Product training and field support at no charge to Agent, with the frequency and content of the training and/or support to be determined by the Company; and

(d)        Place advertisements in applicable publications and participate in trade shows and exhibitions where such participation will promote the Products.

7.	Product Distribution.

(a)        Distribution in Territory Countries. All proposals made by Agent to prospective distributors shall promptly be forwarded to the Company. If a distributor sourced by Agent offers to distribute the Products in the Territory Countries, Agent shall promptly present such offer to the Company. The Company shall have the right, in its sole and absolute discretion, to accept or reject any such distributor offer. If the Company accepts an offer from a distributor sourced by Agent, the Company, or an affiliate of the Company selected by the Company in its sole discretion, shall directly enter into an agreement with such distributor. In a situation where it is more advantageous for Agent to directly enter into an agreement with a distributor, as determined by the Company in its sole discretion, the Company shall consider permitting Agent to enter into such direct agreement subject to Agent meeting all applicable requirements set forth in Section 7(b) below.

(b)        Distribution for Territory Organizations. Subject to the Company’s prior written approval, Agent shall be permitted to enter into distribution agreements directly with Territory Organizations; provided, however, that Agent (i) has met any and all requirements necessary to act in that capacity, including, without limitation, all laws, rules and regulations and any criteria established by a Territory Organization, (ii) has provided all documentation and certifications evidencing that Agent has met such requirements, and (iii) enters into an agreement with the Company setting forth the terms and conditions of the distribution related to any such Territory Organization.

8.	Confidentiality.

(a)         Unless otherwise agreed to in advance and in writing by the Company or except as expressly permitted by this Agreement, Agent will not, except as required by law or court order, use Confidential Information or disclose it to any third party. Agent may disclose Confidential Information only to those of its employees or contractors who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, Agent shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees or contractors. Agent shall use the same degree of care to avoid disclosure of Confidential Information as Agent employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

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(b)         Agent acknowledges that, during the course of Agent’s performance under this Agreement, Agent has or will receive material nonpublic information that, if known to the public, would affect IMUN’s stock price. Agent, and any of its members, shall not (i) purchase or sell IMUN’s stock or any equity instrument related to IMUN’s stock “on the basis of,” as such term is defined in Rule 10b5-1 of the Securities and Exchange Act of 1934, any material nonpublic information disclosed in discussions and exchanges between IMUN and Agent until such material nonpublic information is disclosed to the public, and/or (ii) disclose any material nonpublic information to any third party.

(c)         Upon the termination or expiration of this Agreement for any reason, or upon the Company’s earlier request, Agent will deliver to the Company all of the Company’s property or Confidential Information in tangible form that Agent may have in its possession or control.

9.	Infringement of Intellectual Property Rights. Agent agrees that if it is notified or otherwise obtains knowledge of any actual or alleged infringement of the Trademarks or any other intellectual property rights of the Company by a third party, Agent will promptly notify the Company. No legal proceedings shall be instituted by Agent against any third party in respect of any such actual or alleged infringement without the prior written consent of the Company. Agent shall cooperate fully with the Company in any legal proceedings instituted by the Company, at the Company’s expense.

10.	Term and Termination.

(a)         Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to Section 10(b), 10(c) or 16(a) below, continue for a term of five (5) years following the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms unless terminated by either Party upon ninety (90) calendar days written notice to the other Party prior to the expiration of the Initial Term or any renewal term.

(b)         Termination Without Cause. After the Initial Term, this Agreement may be terminated by the Company at any time for any reason by giving ninety (90) calendar days written notice of such termination to Agent. Agent may terminate this Agreement at any time for any reason by giving ninety (90) calendar days written notice of such termination to the Company.

(c)         Termination for Material Breach. This Agreement may be terminated by either Party by giving sixty (60) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. “Material breach” shall include: (i) any violation of the terms of Sections 2(a), 2(b), 2(c), 3, 4, 5, 7, 8, 9 and/or 15; (ii) any other breach that a Party has failed to cure within sixty (60) calendar days after receipt of written notice by the other Party; (iii) any activity or assistance by Agent of challenging the validity or ownership of the Trademarks or any other intellectual property rights of the Company; (v) an act of gross negligence or willful misconduct of a Party; and/or (vi) the insolvency, liquidation or bankruptcy of a Party.

(d)         Effect of Termination. Upon termination of this Agreement, Agent shall cease all activities under this Agreement and promptly return to the Company all promotional literature and other similar materials or effects which the Company may have furnished to Agent in connection with its activities hereunder. Upon any termination of this Agreement, the Company shall not be liable to Agent for loss of future commissions, goodwill, investments, or promotional costs or like expenses.

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11.	Force Majeure. Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties’ respective obligations hereunder shall resume. In the event the interruption of the excused Party’s obligations continues for a period in excess of ninety (90) calendar days, either Party shall have the right to terminate this Agreement upon thirty (30) calendar days’ prior written notice to the other Party.

12.	Limitation of Liability. Except for violations of Sections 4, 8 or 9, neither Party shall be liable to the other Party for any special, incidental, consequential, indirect or punitive damages arising in any way out of this Agreement, however caused and on any theory of liability.

13.	Independent Contractors. It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

14.	Non-Competition. During the Term and for a period of one (1) year after voluntary termination of the Agreement by Agent or termination by the Company pursuant to Section 10(c) hereof, Agent shall not, directly or indirectly, market, sell or promote the sale of, or otherwise commercially deal in or with, any products or services within the Territory Countries that will then be in competition with the Products.

15.	Indemnification by Agent. Agent shall defend, indemnify, and hold harmless the Company and the Company’s officers, directors, shareholders, agents and employees from and against any and all third party losses, liabilities, damages, demands, suits, causes of action, judgments, costs or expenses (including court costs and reasonable attorney fees) resulting from or directly or indirectly arising out of or in connection with this Agreement and the transactions contemplated hereby, including but not limited to: (a) any claim that any negligent acts or omissions of Agent caused personal injury, death, property damage, or any other legal or equitable wrong; (b) any obligation or tax liability imposed on the Company resulting from Agent’s being determined not to be an independent contractor; and (c) a breach of any covenant, representation or warranty made herein by Agent. The Company shall have the right to approve any counsel retained to defend any demand, suit, or cause of action in which the Company is a defendant, such approval not to be unreasonably withheld. Agent agrees that the Company shall have the right to control and participate in the defense of any such demand, suit or cause of action concerning matters that relate to the Company, and that such suit will not be settled without the Company’s consent, such consent not to be unreasonably withheld. If, in the Company’s judgment, a conflict exists in the interests of the Company and Agent in such demand, suit, or cause of action, the Company may retain its own counsel whose fees shall be paid by Agent. Nothing herein shall be construed as making Agent liable for any injury or damage caused solely by the negligence or wrongdoing of the Company.

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16.	Royalty.

(a)        Royalty on Product in the Event of Sale. In the event there is a consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, whether by purchase, merger or otherwise, the Company shall have the right to terminate this Agreement immediately. If the Company exercises such right to terminate, the Company shall pay Agent a royalty in perpetuity in an amount equal to one percent (1%) of Net Product Sales. “Net Product Sales” means funds actually received by the Company from the sale of the Products in the Territory, after deduction, where applicable, for: (i) discounts, including cash discounts or other rebates, (ii) freight, postage, transportation, insurance and duties on shipment of Products, (iii) special packing charges, and (iv) any tax, government charge or duty (including any tax such as value added or similar tax) levied on the sale, transportation or delivery of the Products.

(b)        Reports; Method of Payment. In the event Agent is entitled to a royalty in accordance with Section 16(a) above, within thirty (30) days following the close of each Fiscal Quarter, the Company shall furnish to Agent a written report for such Fiscal Quarter showing (i) the quantity of Product sold by the Company in the Territory, (ii) the monetary amount of such sales, and (iii) the royalty payable under this Agreement for such Fiscal Quarter. Simultaneously with the submission of the written report, the Company shall pay to Agent a sum equal to the aggregate royalty due for such Fiscal Quarter calculated in accordance with this Agreement. The amount of any royalty payable under this Agreement in respect of any Fiscal Quarter shall be payable in cash. Cash payments to be made by the Company to Agent under this Agreement shall be paid in United States dollars by bank wire transfer in immediately available funds in accordance with the wire instructions set forth in Exhibit D.

17.	Successors and Assignment. This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Neither Party may, without prior written approval of the other, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party; provided, however, that a Party may assign its rights or obligations to a third party in connection with the merger, reorganization or acquisition of stock or assets affecting all or substantially all of the properties or assets of the assigning Party.

18.	Injunctive Relief. Agent acknowledges and agrees that a violation of Section 4, 8 or 9 would cause immediate and irreparable harm for which money damages would be inadequate. Therefore, the Company will be entitled to injunctive relief for Agent’s breach of any of its obligations under Section 4, 8 or 9 without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation, but shall be in addition to all other remedies available at law or in equity.

19.	Governing Law. This Agreement shall be governed by the laws of the State of Florida applicable to all agreements made and to be fully performed therein, excluding conflicts of law provisions thereof. Any claim or controversy arising among or between the parties hereto and any claim or controversy arising out of or respecting any matter contained in this Agreement or any difference as to the interpretation of any of the provisions of this Agreement shall be settled by arbitration in Orlando, Florida by three (3) arbitrators under the then prevailing rules of the American Arbitration Association. In any arbitration involving this Agreement, the arbitrators shall not make any award, which will alter, change, cancel or rescind any provision of the Agreement and their award shall be consistent with the provisions of this Agreement. Any such arbitration must be commenced no later than one (1) year from the date such claim or controversy arose. The award of the arbitrators shall be final and binding and judgment may be entered in any court of competent jurisdiction. In addition to the foregoing, the Company may apply to any court of appropriate jurisdiction for any of the provisional remedies it may be entitled to, including but not limited to injunction or attachment, pending the determination of any claim or controversy pursuant to the arbitration provisions of this Agreement. Service of process and notice of arbitration of any and all documents and papers may be made either by Certified or Registered mail, addressed to either party at the addresses listed in this Agreement.

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20.	Notices. All notices, demands or other communications given hereunder shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after delivery to a reputable international overnight courier service for overnight delivery, addressed as set forth below, or to such other address or such other person as either Party shall designate in writing to the other for such purposes and in the manner set forth herein.

Notices to Agent are to be addressed as follows:

GB Global Group

Attention: Dr. Estelle-Marie Heussen, Ph.D

330 15th St., S.E.

Washington D.C. 20003

Notices to the Company are to be addressed as follows:

Immune Therapeutics, Inc.

Attention: Corporate Counsel

37 North Orange Avenue, Suite 607

Orlando, Florida 32801

21.	General. This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments, including, without limitation, the Original Agency Agreement. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties. No delay or failure by the Company to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right provided herein, and no waiver of any violation of any term or provision of this Agreement will be construed as a waiver of any succeeding violation of the same or any other provision of the Agreement.

22.	Survival of Provisions. The following provisions of this Agreement shall survive the termination of this Agreement: Sections 8, 14, 15, 16, 18, 19 and 22 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

Signatures Appear on the Following Page

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement as of the Effective Date.

IMUN:

Immune Therapeutics, Inc.		TNI BioTech International, Ltd.

By:	/s/ Chris Pearce	By:	/s/ Chris Pearce
	Chris Pearce, Chief Operating Officer		Chris Pearce, President

Agent:

GB Pharma Holdings, LLC

By:	/s/ Dr. Gloria Herndon
Dr. Gloria Herndon, Managing Member

ACKNOWLEDGED AND AGREED:

The undersigned hereby acknowledge and agree that the Original Agency Agreement is terminated as of the Effective Date and this Agreement supersedes the Original Agency Agreement.

GBPH:		AIRMED:

GB Pharma Holdings, Inc.		Airmed Biopharma Limited

By:	/s/ Dr. Gloria Herndon	By:	/s/ Chris Pearce
	Dr. Gloria Herndon, President		Chris Pearce

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EXHIBIT A – PRODUCTS

●	A product for human use formulated by the Company utilizing the Company’s patent and/or licensing rights relating to Low Dose Naltrexone (LDN); Trademark: LodonalTM

●	A product for human use formulated by the Company utilizing the Company’s patent and/or licensing rights relating to Methionine-Enkephalin (MENK)

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EXHIBIT B – TERRITORY COUNTRIES

●	Economic Community of West African States (ECOWAS) countries

●	Economic Community of Central Africa (ECCAS) countries

●	The Arab Maghreb Union (AMU/UMA) countries

●	The East African Community (EAC) countries

●	The Intergovernmental Authority on Development (IGAD) countries

●	The Southern African Development Community (SADC) countries

●	The Common Market for Eastern and Southern Africa (COMESA) countries

●	The Community of Sahel-Saharan States (CENSAD) countries

●	West and Central African Franc countries

Agent and the Company hereby acknowledge and agree that the Caribbean countries and the South East Asia countries (i.e., Brunei, Cambodia, East Timor, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam) shall be included in the Territory Countries; provided, however, that the Product pricing and commission terms set forth in Section 3(a) and (b) of this Agreement shall be revised through reasonable and good faith negotiations between the Parties.

Agent shall have the right of first refusal to other regions and not yet named territories among Central and South America and other countries with reciprocity in approvals outside of the Territory Countries defined above. In this regard, the Company shall notify Agent in writing of the offer by another potential agent in any such additional regions or countries, and shall offer Agent the right to perform its services in such additional regions or countries in line with the terms of this Agreement. Agent shall, upon receipt of the Company’s written offer, indicate in writing within thirty (30) days of Agent’s acceptance or rejection of the offer.

Agent hereby acknowledges and agrees that the Engagement Agreement for Business Development & Marketing Services Provided by Brewer and Associates Consulting, LLC dated June 26, 2016 and entered into between IMUN and Brewer and Associates Consulting, LLC does not in any way violate Agent’s exclusivity set forth in this Agreement.

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EXHIBIT C – TERRITORY ORGANIZATONS

●	UNAIDS

●	PEPFAR

●	Global Fund

●	Clinton Foundation

●	Melinda and Bill Gates Foundation

●	National AIDS Counsel

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EXHIBIT D – AGENT’S WIRE INSTRUCTIONS

SunTrust

14939 Shady Grove Rd,

Rockville, MD 20850

Tel 301-795-0857

GB Pharma Holdings

Acct. # 1000152928734

ACH routing number: 061000104

Swift Code: SNTRUS3A

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